                                                                         Exhibit 10.1

CARMAX, INC.

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) is made, entered into and is effective this August 27, 2007 (“Effective Date”) by and between CarMax, Inc., a Virginia corporation, and its affiliated companies (collectively, the “Company”), and Thomas W. Reedy (the “Vice President”).

WHEREAS, the Company recognizes the Vice President’s intimate knowledge and experience in the business of the Company, and has appointed the Vice President as Vice President, Treasurer;

WHEREAS, the Vice President will develop and come in contact with the Company’s proprietary and confidential information that is not readily available to the public, and that is of great importance to the Company and that is treated by the Company as secret and confidential information;

WHEREAS, the Company and the Vice President desire to agree upon the terms, conditions, compensation and benefits of the Vice President’s future employment;

WHEREAS, upon execution of this Agreement, any prior employment or severance agreement between the Vice President and the Company, whether oral or written, will have no force and effect with respect to the terms and conditions of Vice President’s employment and will be replaced and superseded by the terms of this Agreement; and

NOW, THEREFORE, in consideration of a one-time payment by the Company to the Vice President in the amount of $3,000, the Vice President’s continued employment by the Company, the premises, mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1. Employment Acceptance

The Company hereby agrees to employ the Vice President and the Vice President hereby accepts employment as Vice President, Treasurer of the Company, in accordance with the terms and conditions set forth herein.

Article 2. Position and Responsibilities

During the term of the Vice President’s employment with the Company (“Term”), the Vice President agrees to serve as Vice President, Treasurer of the Company [Note: Mr. Reedy now serves as the Company’s Senior Vice President and Chief Financial Officer] .  In his capacity as Vice President, Treasurer, the Vice President shall report directly to the Company’s Executive Vice President and Chief Financial Officer (“CFO”) and shall have the duties and responsibilities of Vice President, Treasurer and such other duties and responsibilities not inconsistent with the performance of his duties as Vice President, Treasurer of the Company.

The Vice President’s principal work location shall be the corporate headquarters of the Company located in the Richmond, Virginia metropolitan area.

Article 3. Standard of Care

3.1 General.  During the Term, the Vice President shall devote his full business time, attention, knowledge and skills to the Company’s business and interests.  The Vice President covenants, warrants, and represents that he shall:

(a)	Devote his best efforts and talents to the performance of his employment obligations and duties for the Company;

(b)	Exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties;

(c)	Observe and conform to the Company’s bylaws and other rules, regulations, and policies established or issued by the Company; and

(d)	Refrain from taking advantage, for himself or others, of any corporate opportunities of the Company.

3.2 Forfeiture and Return of Incentive Compensation.  It is the Company’s expectation that the Vice President will discharge his duties hereunder with utmost attention to the standards set forth in Section 3.1.  In the event the CarMax, Inc. Board of Directors (“Board”) determines that the Vice President has engaged in conduct constituting Cause (as defined in Section 7.6(a)), which conduct directly results in the filing of a restatement of any financial statement previously filed with the Securities and Exchange Commission (or other governmental agency) under the Federal securities laws, the Vice President shall immediately (a) forfeit all unpaid Affected Compensation (as defined below) and (b) upon demand by the Company repay to the Company all Affected Compensation received or realized by the Vice President together with interest at the prime rate in effect from time to time as reported in The Wall Street Journal; provided, however, that the forfeiture and repayment  provisions of this Section 3.2 shall not apply to conduct constituting “gross negligence” under Section 7.6(a)(ii) or to conduct under Section 7.6(a)(iii), Section 7.6(a)(vii) or Section 7.6(a)(viii).  “Affected Compensation” means any payment to the Vice President, any award or vesting of any equity or other short-term or long-term incentive compensation to the Vice President, or any before-tax proceeds of a sale of previously awarded equity compensation realized by the Vice President, in any instance in which (i) the payment, award or vesting of the foregoing was expressly conditioned upon the achievement of certain financial results that were subsequently the subject of such restatement, and (ii) a lesser amount of payment, award or vesting or before-tax proceeds of a sale of any of the foregoing would have been made to, vested in or otherwise earned or realized by, the Vice President based upon such restated financial results.

Article 4. Other Activities

During the Term, the Vice President shall comply with the provisions of Article 8 herein.  Furthermore, during his employment, the Vice President agrees to obtain the written consent of the Company’s President and Chief Executive Officer (“CEO”) before entering into any other occupation, even if dissimilar to that of the Company, including, without limitation, service as a member of a board of directors of one or more other companies.  Such consent may be granted or withheld, in the CEO’s sole discretion.  The Vice President may participate on charitable and civic boards, and in educational, professional, community and industry affairs, without CEO consent, provided that such participation does not interfere with the performance of his duties.

Article 5. Compensation and Benefits

As remuneration for all services to be rendered by the Vice President during the Term, and as consideration for complying with the covenants herein during and after the termination or expiration of the Term, the Company shall pay and provide to the Vice President the following compensation and benefits:

5.1 Base Salary.  During the Term, the Company shall pay the Vice President a base salary (“Base Salary”) in an amount established and approved by the Compensation and Personnel Committee of the Board (“Compensation Committee”); provided, however, that such Base Salary shall be established at a rate of not less than $364,078.00 per year, except as otherwise provided in this Section 5.1 below.  This Base Salary shall be subject to all appropriate federal and state withholding taxes and payable in accordance with the normal payroll practices of the Company.  The Compensation Committee shall review and adjust the Base Salary as it deems appropriate at least annually during the Term; provided, however, that the Vice President’s Base Salary shall not be decreased without the Vice President’s written consent, other than across-the-board reductions applicable to all senior officers of the Company.  If adjusted, the Base Salary shall be so adjusted for all purposes of this Agreement [Note: Mr. Reedy’s current Base Salary is $430,000.00 per year].

5.2 Annual Bonus.  In addition to his Base Salary, the Vice President shall be entitled to participate in the Company’s Annual Performance-Based Bonus Plan (“Annual Bonus Plan”), as such Annual Bonus Plan may exist from time to time during the Term.  Under the Company’s Annual Bonus Plan, the Vice President has the opportunity to earn an annual bonus with respect to any fiscal year of the Company (“Annual Bonus”).  The Annual Bonus will be determined by a formula approved each fiscal year by the Compensation Committee (the “Annual Bonus Formula”) in its sole discretion.  At the beginning of each fiscal year, the Compensation Committee will authorize, in accordance with the Annual Bonus Plan, the Vice President’s Annual Bonus for that fiscal year, which shall be targeted at thirty-five percent (35%) of the Vice President’s Base Salary for that fiscal year (“Target Bonus Rate”).  The specified Target Bonus Rate may be increased from time to time by the Compensation Committee but shall not be decreased without the Vice President’s written consent [Note: Mr. Reedy’s current Target Bonus Rate is 40%].  Depending upon the actual financial performance recorded by the Company for any given fiscal year, the Vice President’s Annual Bonus may be increased or decreased solely in accordance with the Annual Bonus Formula and otherwise in accordance with the Annual Bonus Plan.

5.3 Long-Term Incentives. During the Term, the Vice President shall be eligible to participate in the Company’s 2002 Stock Incentive Plan, as amended and restated (or any successor incentive plan thereto), to the extent that the Compensation Committee, in its sole discretion, determines is appropriate.  The Compensation Committee will make its determination consistent with the methodology used by the Company for compensating the Vice President’s peer executives.  Additionally, the Vice President shall be entitled to participate in all other incentive plans, whether equity-based or cash-based, applicable generally to his peer executives within the Company.

5.4 Retirement and Deferred Compensation Plans.  During the Term, the Vice President shall be entitled to participate in all tax-qualified and nonqualified retirement and deferred compensation plans, policies and programs applicable generally to his peer executives within the Company, subject to the eligibility and participation requirements of such plans, policies and programs.

5.5 Welfare Benefit Plans.  During the Term, the Vice President and the Vice President’s family will be entitled to participate in all welfare benefit plans, policies and programs, including those defined under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, provided by the Company to his peer executives within the Company, subject to the eligibility requirements and other provisions of such plans, policies and programs.

5.6 Fringe Benefits.  During the Term, the Vice President will be entitled to fringe benefits in accordance with the plans, policies and programs of the Company in effect for his peer executives within the Company.

5.7 Vacation.  During the Term, the Vice President will be entitled to participate in the Company’s Time Away paid time off program for salaried employees (or successor paid time off program) as that program is administered by the Company and as it may be amended or modified from time to time; provided, in all events, the Vice President will be entitled to not less than 30 days of paid vacation each fiscal year.

5.8 Right to Change Plans.  By reason of Sections 5.4, 5.5, 5.6 and 5.7 herein, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, policy or program, so long as such changes are similarly applicable to the Vice President’s peer executives.

Article 6. Expenses

During the Term, the Company shall pay or reimburse the Vice President for all ordinary and necessary expenses, in a reasonable amount, that the Vice President incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Company finds that the Vice President’s participation is in the best interests of the Company.  The payment or reimbursement of expenses shall be subject to such rules concerning documentation of expenses and the type or magnitude of such expenses as the Compensation Committee or the Company, as applicable, may establish from time to time.

Article 7. Employment Termination

7.1 Date of Termination.  The Company or the Vice President may terminate the Vice President’s employment in accordance with the provisions of this Article 7.  The “Date of Termination” of the Vice President’s employment shall be as determined in Sections 7.2, 7.3, 7.4, 7.5, 7.6, and 7.7 below.

7.2 Termination Due to Retirement or Death.

(a) In the event the Vice President’s employment ends by reason of Retirement (as defined below), the Date of Termination shall be the date set forth in a notice by the Vice President, which notice shall be given to the Company at least ninety (90) days prior to such date.  In the event of the Vice President’s death, the Date of Termination shall be the date of death.  In either case, the Vice President’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance and other applicable plans and programs of the Company then in effect.  For the purposes of this Agreement, “Retirement” shall mean the Vice President’s voluntary termination of employment at a time during which he is eligible for “Normal Retirement” or “Early Retirement” as such terms are defined in the CarMax, Inc. Pension Plan as of the Effective Date.

(b) Upon the Date of Termination due to the Vice President’s Retirement or death, the Company shall be obligated to pay the Vice President or, if applicable, the Vice President’s beneficiary or estate, the following “Accrued Obligations”: (i) any Base Salary that was accrued but not yet paid as of the Date of Termination; (ii) the unpaid Annual Bonus, if any, earned with respect to the fiscal year preceding the Date of Termination; (iii) any compensation previously deferred by the Vice President by his own election; and (iv) all other employee welfare and retirement benefits to which the Vice President is entitled on the Date of Termination in accordance with the terms of the applicable plan or plans.  The Accrued Obligations payable under the above clauses (i) and (ii) shall be paid to the Vice President in a lump sum cash payment within ten (10) days after the Date of Termination or as soon thereafter as may be practicable.  The Accrued Obligations payable under clauses (iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due.

(c) Upon the Date of Termination due to the Vice President’s Retirement, the Vice President shall be entitled to a pro rata share of the Annual Bonus based on actual performance for the fiscal year in which the Date of Termination occurs (such proration to be based on the fraction, the numerator of which is the number of full completed days of employment during the fiscal year through the Date of Termination, and the denominator of which is 365) (“Pro Rata Actual Bonus”).  The Pro Rata Actual Bonus, if any, shall be paid to the Vice President when annual bonuses are paid to other senior officers of the Company for such fiscal year.

(d) Upon the Date of Termination due to the Vice President’s death, the Vice President’s beneficiary or estate shall be entitled to a pro rata share of the Annual Bonus at the Target Bonus Rate for the fiscal year in which the Date of Termination occurs (such proration to be based on the fraction, the numerator of which is the number of full completed days of employment during the fiscal year through the Date of Termination, and the denominator of which is 365) (“Pro Rata Target Bonus”).  The Pro Rata Target Bonus shall be paid to the Vice President’s beneficiary or estate in a lump sum cash payment within ten (10) days after the date of the Vice President’s death or as soon as practicable thereafter.

(e) Upon the termination of the Vice President’s employment due to his Retirement or death, the terms and conditions of the awards and agreements applicable to the Vice President’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Vice President’s employment under this Section 7.2.

7.3           Termination Due to Disability.

(a)           The Company shall have the right to terminate the Vice President’s employment for his Disability (as defined below).  The Date of Termination due to Disability shall be the date set forth in a notice to the Vice President, which notice shall be given by the Company at least thirty (30) days prior to such date.  For the purposes of this Agreement, “Disability” or “Disabled” shall mean any physical or mental illness or injury that causes the Vice President (i) to be considered “disabled” for the purpose of eligibility to receive income-replacement benefits in accordance with the Company’s long-term disability plan in which the Vice President is a participant, or (ii) if the Vice President does not participate in any such plan, to be unable to substantially perform the duties of his position for 180 days in the aggregate during any period of twelve (12) consecutive months and a physician selected by the Company (and reasonably acceptable to the Vice President) shall have furnished to the Company certification that the return of the Vice President to his normal duties is impossible or improbable.  The Board shall review the foregoing information and shall determine in good faith if the Vice President is Disabled.  The Board’s decision shall be binding on the Vice President.  Notwithstanding the foregoing, if the Vice President incurs a physical or mental illness or injury that does not constitute a Disability, such physical or mental illness or injury shall not constitute a failure by the Vice President to perform his duties hereunder and shall not be deemed a breach or default of this Agreement by the Vice President.

(b) Upon the Date of Termination due to the Vice President’s Disability, the Vice President shall be entitled to his Accrued Obligations and a Pro Rata Target Bonus.  The Accrued Obligations provided under Section 7.2(b)(i) and (ii) and the Pro Rata Target Bonus shall be paid to the Vice President in a lump sum cash payment within ten (10) days after the Date of Termination or as soon as practicable thereafter.  The Accrued Obligations provided under Section 7.2(b)(iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due.

(c) Upon the termination of the Vice President’s employment due to his Disability, the terms and conditions of the awards and agreements applicable to the Vice President’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Vice President’s employment under this Section 7.3.

7.4           Voluntary Termination by the Vice President Without Good Reason.  The Vice President may terminate his employment at any time without Good Reason (as defined in Section 7.7) by giving the Company at least forty five (45) days notice, which notice shall state the Date of Termination.  The Company reserves the right to require the Vice President not to work during the notice period but shall pay the Vice President his accrued and unpaid Base Salary, at the rate then in effect provided in Section 5.1 herein, through the Date of Termination (but not to exceed forty-five (45) days), and such payment shall be made to the Vice President within ten (10) days after the Date of Termination or as soon thereafter as may be practicable.  The Company shall also pay the Vice President any compensation previously deferred by the Vice President by his own election and all other employee welfare and retirement benefits to which the Vice President is entitled on the Date of Termination, all in accordance with the terms of the applicable plan or plans under which they are due.  In the event of the Vice President’s voluntary termination of employment without Good Reason, the terms and conditions of the awards and agreements applicable to the Vice President’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Vice President’s employment under this Section 7.4.

7.5 Involuntary Termination by the Company Without Cause.  Upon notice to the Vice President, the Company may terminate the Vice President’s employment at any time for any reason other than for Cause and other than due to Disability (“Involuntary Termination Without Cause”).  The Date of Termination shall be the date stated in such notice.

(a) In the event of the Vice President’s Involuntary Termination Without Cause, which occurs prior to the occurrence of a Change in Control or an Asset Sale (each as defined in Section 11.2) or after the conclusion of the Change in Control Employment Period (defined at Section 11.4), the Vice President shall receive the following payments and benefits:

(i) The Company shall pay to the Vice President, in equal monthly installments over the twenty-four (24) month period following the Date of Termination, an amount equal to the product of two (2) times the sum of (x) the Vice President’s Base Salary and (y) the amount of the last Annual Bonus for the Vice President as determined by the Compensation Committee in accordance with the Annual Bonus Plan, regardless of the Date of Termination.

(ii) The Vice President’s participation in the Company’s health, dental, and vision plans will end on the last day of the month in which the Date of Termination occurs.  The Vice President may elect to continue coverage under the health, dental and/or vision plans for himself and his eligible dependents in accordance with the terms and procedures of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If the Vice President elects COBRA coverage, the Vice President shall be responsible for remitting the COBRA premium to the Company (or to a COBRA administrator designated by the Company) in accordance with the terms of the Company’s health, dental and vision plans and applicable COBRA requirements.  If the Vice President elects COBRA coverage, the Company shall reimburse the Vice President for a portion of the cost of such coverage until the end of the COBRA coverage period, up to a maximum period of eighteen (18) months.  The amount of the Company’s reimbursement shall be equal to the sum of (1) the amount the Company would have otherwise paid for such coverage if the Vice President had remained an active employee of the Company, and (2) the COBRA administration fee.  If the Vice President does not elect COBRA coverage, the Company shall have no obligation to the Vice President with respect to health, dental and vision benefits following the Date of Termination.

(iii) The Company shall provide the Vice President with outplacement services not to exceed a cost of $25,000.00.

(iv) The Vice President shall be entitled to his Accrued Obligations and a Pro Rata Actual Bonus.  The Accrued Obligations provided under Section 7.2(b)(i) and (ii) shall be paid to the Vice President in a lump sum cash payment within ten (10) days after the Date of Termination or as soon thereafter as may be practicable.  The Accrued Obligations provided under Section 7.2(b)(iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due.  The Pro Rata Actual Bonus, if any, shall be paid to the Vice President when annual bonuses are paid to other senior officers of the Company for such fiscal year.

(v) The terms and conditions of the awards and agreements applicable to the Vice President’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Vice President’s employment under this Section 7.5.

(b) Amounts payable under this Section 7.5 shall be in lieu of any amounts otherwise payable under any severance plan or agreement covering senior officers of the Company.

(c) In the event that the Company terminates the Vice President’s employment at any time for any reason (i) other than for Cause and other than due to Disability and (ii) after the Vice President has attained age 65 of higher, such termination shall not be deemed an Involuntary Termination Without Cause.

7.6 Termination For Cause.  The Company may terminate the Vice President’s employment at any time for Cause, without notice or liability for doing so.  The Date of Termination shall be the date that Cause is determined as provided below.

(a) For purposes of this Agreement, “Cause” means a good faith determination by the Board that one (1) or more of the following has occurred:

(i) The Vice President has committed a material breach of this Agreement, which breach was not cured or waived by the Company, within ten (10) days of receipt by the Vice President of notice from the Company specifying the breach;

(ii) The Vice President has committed gross negligence in the performance of his duties hereunder, intentionally fails to perform his duties, engages in intentional misconduct or intentionally refuses to abide by or comply with the directives of the Board, the CEO, the CFO or the Company’s policies and procedures, as applicable, which actions continued for a period of ten (10) days after receipt by the Vice President of notice of the need to cure or cease;

(iii) The Vice President has willfully and continuously failed to perform substantially his duties (other than any such failure resulting from the Vice President’s Disability or incapacity due to bodily injury or physical or mental illness), after a written demand for substantial performance is delivered to the Vice President by the Board, the CEO or the CFO that specifically identifies the manner in which the Board, the CEO or the CFO believes that the Vice President has not substantially performed his duties;

(iv) The Vice President has willfully violated a material requirement of the Company’s code of conduct or breached his fiduciary duty to the Company;

(v) The Vice President’s conviction of (or a plea of guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety;

(vi) The Vice President has engaged in illegal conduct, embezzlement or fraud with respect to the business or affairs of the Company;

(vii) The Vice President has failed to disclose to the Board a conflict of interest of which the Vice President knew or with reasonable diligence should have known in connection with any transaction entered into on behalf of the Company; or

(viii) The Vice President has failed to agree to a modification of the Agreement pursuant to Section 17.3 hereof when the purpose of the modification is to comply with applicable federal, state or local laws or regulations, or when such modification is designed to further define the restrictions of Article 8 or otherwise enhance the enforcement of Article 8 without increasing the duration or scope of the Article 8 restrictions.

No act or failure to act on the Vice President’s part will be considered “willful” if conducted by the Vice President in good faith and with a reasonable belief that the Vice President’s act or omission was in, and not opposed to, the best interests of the Company.

(b) If the Vice President’s employment is terminated for Cause during the Term, this Agreement will terminate without further obligation of the Company to the Vice President other than (i) the payment to the Vice President of his accrued and unpaid Base Salary through the Date of Termination, and (ii) the payment of any compensation previously deferred by the Vice President by his own election and all other employee welfare and retirement benefits to which the Vice President is entitled on the Date of Termination, all in accordance with the terms of the applicable plan or plans under which they are due.  In the event of the Vice President’s termination of employment for Cause, the terms and conditions of the awards and agreements applicable to the Vice President’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Vice President’s employment under this Section 7.6.

7.7 Termination for Good Reason.  At any time during the Term, the Vice President may terminate his employment for Good Reason (as defined below) upon notice to the Company.  Such notice shall state the intended Date of Termination and shall be given to the Company at least forty-five (45) days prior to such date and shall set forth in detail the facts and circumstances claimed to provide grounds for such termination.  The Company shall have the right to cure the facts and circumstances giving rise to such grounds for termination for Good Reason.  If the Company does not so cure within such forty-five (45) day notice period, then the Vice President’s employment shall terminate on the Date of Termination stated in the notice.

(a) For purposes of this Agreement, “Good Reason” shall mean, without the Vice President’s express written consent, the occurrence of any one (1) or more of the following:

(i) A reduction in the Vice President’s Base Salary (other than, prior to the occurrence of a Change in Control or Asset Sale, a reduction across-the-board affecting all senior officers in substantially like percentages of their base salaries) or Target Bonus Rate;

(ii) A material reduction in the Vice President’s duties or authority as Vice President, Treasurer of the Company, or any removal of the Vice President from or any failure to reappoint or reelect the Vice President to such positions (except in connection with the termination of the Vice President’s employment for Cause or Disability, as a result of the Vice President’s death or Retirement or by the Vice President other than for Good Reason);

(iii) The Vice President being required to relocate to a principal place of employment more than 35 miles from the Company’s headquarters except, prior to the occurrence of a Change in Control or Asset Sale, in connection with the relocation of substantially all senior Company executives pursuant to the relocation of the Company’s headquarters;

(iv) If applicable, the failure by the shareholders of the Company to elect or to reelect the Vice President as a director of the Board or the removal of the Vice President from such position; or

(v) The failure of the Company to obtain an agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction.

(b) In the event of the Vice President’s voluntary termination of employment for Good Reason, which occurs prior to the occurrence of a Change in Control or an Asset Sale or after the conclusion of the Change in Control Employment Period, the Vice President shall receive the following payments and benefits:

(i) The Company shall pay to the Vice President, in equal monthly installments over the twenty-four (24) month period following the Date of Termination, an amount equal to the product of two (2) times the sum of (x) the Vice President’s Base Salary and (y) the amount of the last Annual Bonus for the Vice President as determined by the Compensation Committee in accordance with the Annual Bonus Plan, regardless of the Date of Termination.

(ii) The Vice President’s participation in the Company’s health, dental, and vision plans will end on the last day of the month in which the Date of Termination occurs.  The Vice President may elect to continue coverage under the health, dental and/or vision plans for himself and his eligible dependents in accordance with the terms and procedures of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If the Vice President elects COBRA coverage, the Vice President shall be responsible for remitting the COBRA premium to the Company (or to a COBRA administrator designated by the Company) in accordance with the terms of the Company’s health, dental and vision plans and applicable COBRA requirements.  If the Vice President elects COBRA coverage, the Company shall reimburse the Vice President for a portion of the cost of such coverage until the end of the COBRA coverage period, up to a maximum period of eighteen (18) months. The amount of the Company’s reimbursement shall be equal to the sum of (1) the amount the Company would have otherwise paid for such coverage if the Vice President had remained an active employee of the Company, and (2) the COBRA administration fee.  If the Vice President does not elect COBRA coverage, the Company shall have no obligation to the Vice President with respect to health, dental and vision benefits following the Date of Termination.

(iii) The Company shall provide the Vice President with outplacement services not to exceed a cost of $25,000.00.

(iv) The Vice President shall be entitled to his Accrued Obligations and his Target Bonus for the fiscal year in which the Date of Termination occurs.  The Target Bonus and the Accrued Obligations provided under Section 7.2(b)(i) and (ii) shall be paid to the Vice President in a lump sum cash payment within ten (10) days after the Date of Termination or as soon thereafter as may be practicable.  The Accrued Obligations provided under Section 7.2(b)(iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due.

(v) The terms and conditions of the awards and agreements applicable to the Vice President’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Vice President’s employment under this Section 7.7.

(c) The Vice President’s right to terminate his employment for Good Reason shall not be affected by the Vice President’s incapacity due to physical or mental illness not constituting a Disability.  Amounts payable under this Section 7.7 shall be in lieu of any amounts otherwise payable under any severance plan or agreement covering senior officers of the Company.

7.8 Conditions on Company Obligations.  All payments and benefits made or provided pursuant to Article 7 are subject to the Vice President’s:

(a) Compliance with the provisions of Article 8, Article 9, Article 10 and Section 17.2 hereof;

(b) Except with respect to payment of the Vice President’s Accrued Obligations, delivery to the Company of an executed Agreement and General Release, which shall be substantially in the form attached hereto as Exhibit A (with such changes or additions as needed under then applicable law to give effect to its intent and purpose) (“Agreement and General Release”) within twenty-one (21) days of presentation thereof by the Company to the Vice President. Notwithstanding the due date of any post-employment termination payments hereunder, any amounts due following a termination of employment under this Agreement shall not be due until after the expiration of any revocation period applicable to the Agreement and General Release without the Vice President having revoked such Agreement and General Release; and

(c) Compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

After payment of all amounts and benefits under this Article 7, the Company thereafter shall have no further obligation under this Agreement.

Article 8. Covenant Not to Compete; Intellectual Property

8.1 Acknowledgement and Agreement Regarding Covenant Not to Compete.

(a) The Vice President acknowledges and agrees as follows: (i) the Company operates a unique business concept in the United States regarding the sale and servicing of new and used vehicles in a highly competitive industry; (ii) the Company’s competitors have attempted to duplicate the Company’s business concept in various markets throughout the United States, including markets where the Company does not currently have a business location, and may continue to do so; and (iii) in connection with the Vice President’s employment, he will receive access to, and training regarding, the Company’s business concept and will, accordingly, acquire commercially valuable knowledge of, and insight into, the

Company’s operations and its proprietary and confidential information, any of which if made available to the Company’s competitors could place the Company at an unfair competitive disadvantage.

(b) The Vice President and the Company acknowledge that the Vice President’s services are of a special, extraordinary, and intellectual character that gives the Vice President unique value, that the Company’s business is highly competitive, and that violation of the Covenant Not to Compete (as defined in Section 8.2 below) provided herein would cause immediate, immeasurable, and irreparable harm, loss, and damage to the Company not adequately compensable by a monetary award.  In the event of any breach or threatened breach by the Vice President of the Covenant Not to Compete, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Vice President from violating the provisions hereof.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of the Vice President hereunder for Cause.

(c) The Vice President and the Company have examined in detail the Covenant Not to Compete contained herein and agree that the restraint imposed upon the Vice President is reasonable in light of the legitimate business interests of the Company and is not unduly harsh upon the Vice President’s ability to earn a livelihood.  If any provision of the Covenant Not to Compete relating to the time period, geographic area or scope of restricted activities shall be declared by a court of competent jurisdiction to exceed the maximum time period, geographic area or scope of activities, as applicable, that such court deems reasonable and enforceable, such time period, geographic area or scope of activities shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area or scope of activities that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

8.2 Covenant Not to Compete.  In order to protect the Company’s legitimate business interests from competitors and to protect the Company’s critical interest in its proprietary and confidential information, and in return for the consideration set forth in this Agreement, the Vice President covenants and agrees to the following “Covenant Not to Compete”:

(a) During the Vice President’s employment and for a period of two (2) years following the last day of the Vice President’s employment, the Vice President will not, directly or indirectly, compete with the Company by acting “in a competitive capacity” (as defined in Section 8.2(c)), whether as an individual, partner, or joint venturer, for, or on behalf of, any person or entity operating or developing the same or similar business as the Company within any Metropolitan Statistical Area (as defined under applicable regulations of the Census Bureau of the U.S. Department of Commerce) in which the Company has a business location or in which the Company is engaged in real estate site selection. Entities (including the affiliates of such entities) engaged, or which could become engaged, in the same or similar business as the Company include, but are not limited to: Sonic Automotive, Inc.; Lithia Motors, Inc.; Group 1 Automotive, Inc.; UnitedAuto Group; AutoNation, Inc.; Penske Motors; Asbury Automotive Group; Price One; Hendrick Automotive Group; CarMotive; Saturn

Group; Hertz; Enterprise; and any automotive retail operation affiliated with, owned, operated, or controlled by Home Depot, Inc., Lowe’s Companies, Inc., Target Corporation, Wal-Mart Stores, Inc., Sears, Roebuck and Company, Carrefour, Costco Wholesale Corporation, Royal Dutch/Shell Group of Companies, Exxon Mobil Corporation, ChevronTexaco Corp., or Gulliver International Co., Ltd.

(b) A business will not be considered to be in competition with the Company for purposes of this Section 8.2 if the business, or operating unit of the business, in which the Vice President will be employed does not have, nor is expected to have within the two (2) years following the Vice President’s termination of employment, annual gross revenues of at least $5,000,000 derived from the sale and servicing of new or used vehicles.

(c) Acting “in a competitive capacity” shall mean providing to a person or entity covered by this Section 8.2, directly or indirectly, the same or similar services as the Vice President provided to the Company during his employment, and/or engaging in any business or segment of business about which the Vice President first acquired proprietary or confidential information during the course of his employment with the Company.

(d) Notwithstanding the foregoing, nothing herein shall be deemed to prevent or limit the right of the Vice President to invest in the capital stock or other securities (not exceeding two percent (2%) of such outstanding capital stock or securities) of any corporation whose stock or securities are regularly traded on any public exchange, nor shall anything contained herein be deemed to prevent the Vice President from investing in real estate for his own benefit, so long as such investment (i) is not related to or in support of any entity engaged in a business similar to that of the Company and (ii) does not detract from the Vice President’s performance of his duties and obligations hereunder.

8.3           Intellectual Property.  The Vice President understands and acknowledges that any writing, invention, design, system, process, development or discovery (collectively, "Intellectual Property") conceived, developed created or made by the Vice President, alone or with others, both during the Term of this Agreement and in the course of the Vice President’s employment prior to the Term, is the sole and exclusive property of the Company to the extent such Intellectual Property is related to the Vice President's duties or is within the scope of the Company's actual or anticipated business. The Vice President agrees to assign to the Company any and all of his right, title, and interest in and to such Intellectual Property, including, but not limited to, patent, trademark and other rights. The Vice President further agrees to cooperate fully with the Company to secure, maintain, enforce, or defend the Company's ownership of and rights in such Intellectual Property.  The rights and remedies of this Section 8.3 are in addition to any rights and remedies available under applicable law.

Article 9. Non-Solicitation / Non-Hiring of Employees

The Vice President agrees that during the Vice President’s employment with the Company and for a period of two (2) years following the last day of the Vice President’s employment, the Vice President shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever or hire any individual employed by the Company.  For purposes of this Article 9, employee shall mean any individual employed by the Company within the three (3) month period prior to, and including, the last day of the Vice President’s employment.

Article 10. Confidentiality

10.1 Protected Information.  The Vice President understands and agrees that any information, data and trade secrets about the Company and its suppliers and distributors are the property of the Company and are essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position and accordingly should be kept secret.  For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of or about the Company, and any other information of the Company, including, but not limited to, Intellectual Property, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, promotional plans, internal policies, research, purchasing, accounting and financial information, computer programs, hardware, software, and products and services that may be developed from time to time by the Company and its agents or employees, including the Vice President; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

10.2 Covenant.  The Company has advised the Vice President, and the Vice President acknowledges, that it is the policy of the Company to maintain as secret and confidential all Protected Information and that Protected Information has been and will be developed at substantial cost and effort to the Company.  The Vice President agrees to hold in strict confidence and safeguard any Protected Information, gained by the Vice President in any manner or from any source during the Vice President’s employment.  The Vice President shall not, without the prior written consent of the Company, at any time, directly or indirectly, divulge, furnish, use, disclose or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Vice President’s employment with the Company), either during the Vice President’s employment with the Company or subsequent to the last day of the Vice President’s employment, any Protected Information, or cause any such information of the Company to enter the public domain.

10.3 Nonexclusivity.  Nothing contained in this Article 10 is intended to reduce in any way protection available to the Company pursuant to the Uniform Trade Secrets Act as adopted in Virginia or any other state or other applicable laws that prohibit the misuse or disclosure of confidential or proprietary information.

Article 11. Change in Control; Sale of Assets

11.1 Purpose.  The Company recognizes that the possibility of a Change in Control or Asset Sale exists, and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company.  Accordingly, the purpose of this Article 11 is to encourage the Vice President to continue employment after a Change in Control or Asset Sale by providing reasonable employment security to the Vice President and to recognize the prior service of the Vice President in the event of a termination of employment under certain circumstances after a Change in Control or Asset Sale.  This Article 11 shall not become effective, and the Company shall have no obligation hereunder, if the employment of the Vice President with the Company terminates before a Change in Control or Asset Sale.

11.2 Definitions.

(a) “Change in Control” of the Company means the occurrence of either of the following events: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes, or obtains the right to become, the beneficial owner of Company securities having twenty percent (20%) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute a majority of the board or of the board of directors of any successor to the Company.

(b) “Asset Sale” shall mean a sale of all or substantially all of the assets of the Company in a single transaction or a series of related transactions.

11.3 Long-Term Incentive Compensation.  The terms and conditions of the awards and agreements applicable to the Vice President’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences to the Vice President upon the occurrence of a Change in Control or an Asset Sale or upon a termination of the Vice President’s employment thereafter.

11.4 Continued Employment Following Change in Control or an Asset Sale.  If a Change in Control or an Asset Sale occurs and the Vice President is employed by the Company on the date the Change in Control or Asset Sale occurs (the “Change in Control Date”), the period beginning on the Change in Control Date and ending on the second (2nd) anniversary of such date shall be the “Change in Control Employment Period.”

11.5 Termination of Employment During Change in Control Employment Period.  The Vice President will be entitled to the compensation and benefits described in this Section 11.5 if, during the Change in Control Employment Period, (a) the Company terminates his employment for any reason other than for Cause or due to Disability, or (b) the Vice President voluntarily terminates his employment with the Company for Good Reason.  The compensation and benefits described in this Section 11.5 are in lieu of, and not in addition to, any compensation and benefits provided to the Vice President pursuant to Sections 7.5 and 7.7 herein and any amounts otherwise payable under any severance plan or agreement covering senior officers of the Company.  Upon such a termination of employment, the Vice President shall receive the following payments and benefits:

(a) The Vice President shall be entitled to his Accrued Obligations and a Pro Rata Target Bonus.  The Accrued Obligations provided under Section 7.2(b)(i) and (ii) and the Pro Rata Target Bonus shall be paid to the Vice President in a lump sum cash payment within ten (10) days after the Date of Termination or as soon thereafter as may be practicable.  The Accrued Obligations provided under Section 7.2(b)(iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due.

(b) The Company shall pay to the Vice President an amount equal to 2.99 times the Vice President’s Final Compensation.  For purposes of this Agreement, “Final Compensation” means the Base Salary in effect at the Date of Termination, plus the higher Annual Bonus paid or payable for the two (2) most recently completed fiscal years.  This payment will be paid to the Vice President in a lump sum cash payment not later than the forty-fifth (45th) day following the Date of Termination.

(c) The Vice President’s participation in the Company’s health, dental, and vision plans will end on the last day of the month in which the Date of Termination occurs. The Vice President may elect to continue coverage under the health, dental and/or vision plans for himself and his eligible dependents in accordance with the terms and procedures of COBRA.  If the Vice President elects COBRA coverage, the Vice President shall be responsible for remitting the COBRA premium to the Company (or to a COBRA administrator designated by the Company) in accordance with the terms of the health, dental and vision plans and applicable COBRA requirements.  If the Vice President elects COBRA coverage, the Company shall reimburse the Vice President for a portion of the cost of such coverage until the end of the COBRA coverage period, up to a maximum period of eighteen (18) months. The amount of the Company’s reimbursement shall be equal to the sum of (1) the amount the Company would have otherwise paid for such coverage if the Vice President had remained an active employee of the Company, and (2) the COBRA administration fee.  If the Vice President does not elect COBRA coverage, the Company shall have no obligation to the Vice President with respect to health, dental and vision benefits following the Date of Termination.

(d) The Company shall provide the Vice President with outplacement services not to exceed a cost of $25,000.00.

11.6 Death, Disability or Retirement Termination During Change In Control Employment Period.  If the Vice President’s employment ends by reason of Retirement, the Vice President’s death, or as a result of Disability during the Change in Control Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement other than:

(a) The Vice President (or his beneficiary or his estate in the event of his death) will be entitled to the payment of the Vice President’s Accrued Obligations and a Pro Rata Target Bonus.  The Accrued Obligations provided under Section 7.2(b)(i) and (ii) and the Pro Rata Target Bonus shall be paid in a lump sum cash payment within ten (10) days after the Date of Termination or as soon thereafter as may be practicable.  The Accrued Obligations provided under Section 7.2(b)(iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due; and

(b) The terms and conditions of the awards and agreements applicable to the Vice President’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Vice President’s employment under this Section 11.6.

11.7 Termination for Cause and Termination Other Than For Good Reason Following a Change in Control.

(a) If the Vice President’s employment is terminated for Cause during the Change in Control Employment Period, this Agreement will terminate without further obligation to the Vice President other than the payment to the Vice President of his accrued and unpaid Base Salary through the Date of Termination, as well as any deferred compensation and other employee welfare and retirement benefits to which the Vice President is entitled on the Date of Termination in accordance with the terms of the applicable plan or plans under which they are due.  The terms and conditions of the awards and agreements applicable to the Vice President’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Vice President’s employment under this Section 11.7(a).

(b) If the Vice President terminates employment during the Change in Control Employment Period other than for Good Reason, this Agreement will terminate without further obligation to the Vice President other than:

(i)           The Vice President (or his beneficiary or his estate in the event of his death) will be entitled to the payment of the Vice President’s Accrued Obligations.  The Accrued Obligations provided under Section 7.2(b)(i) and (ii) shall be paid in a lump sum cash payment within ten (10) days after the Date of Termination or as soon thereafter as may be practicable.  The Accrued Obligations provided under Section 7.2(b)(iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due; and

(ii)  The terms and conditions of the awards and agreements applicable to the Vice President’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Vice President’s employment under this Section 11.7(b).

11.8 Conditions on Company Obligations.  All payments and benefits made or provided pursuant to Article 11 are subject to the Vice President’s compliance with the provisions of Section 7.8.  After payment of all amounts and benefits under this Article 11, the Company thereafter shall have no further obligation under this Agreement.

Article 12. Assignment

12.1 Assignment by Company.  This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement.  As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity which, at any time, whether by merger, purchase, or otherwise, acquires all or substantially all, or control of all or substantially all, of the assets or the business of the Company.  Except as provided herein, the Company may not otherwise assign this Agreement.

12.2 Assignment by the Vice President.  The services to be provided by the Vice President to the Company hereunder are personal to the Company and the Vice President’s duties may not be assigned by the Vice President; provided, however, that this Agreement shall inure to the benefit of and be enforceable by the Vice President’s personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees.  If the Vice President dies while any amounts payable to the Vice President hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Vice President’s devisee, legatee, or other designee or, in the absence of such designee, to the Vice President’s estate.

Article 13. Dispute Resolution

Except for actions initiated by the Company to enjoin a breach by, or to recover damages from, the Vice President related to violation of any of the restrictive covenants in Articles 8, 9 or 10 of this Agreement, and except for actions initiated by the Company or the Vice President with respect to declaratory judgments related to the restrictive covenants in Articles 8, 9 or 10 of this Agreement, which the Company or the Vice President may bring in an appropriate court of law or equity, any disagreement between the Vice President and the Company concerning anything covered by this Agreement or concerning other terms or conditions of the Vice President’s employment or the termination of the Vice President’s employment will be settled by final and binding arbitration pursuant to the Company’s Dispute Resolution Rules and Procedures.  The CarMax Dispute Resolution Agreement and the Dispute Resolution Rules and Procedures are incorporated herein by reference as if set forth in full in this Agreement.  The decision of the arbitrator will be final and binding on both the Vice President and the Company and may be enforced in a court of appropriate jurisdiction.  Responsibility for all arbitration costs, including legal fees, shall be in accordance with the Dispute Resolution Rules and Procedures.

Article 14. Litigation By Third Parties

All litigation or inquiries by third parties (including, but not limited to, those by the Company’s shareholders or by government agencies) arising out of or in connection with the Vice President’s performance under this Agreement, against either the Company or the Vice President or both, shall be jointly defended or opposed by the parties hereto to support this Agreement.  The Company shall appoint legal counsel for the parties and shall bear the costs, reasonable legal fees and expenses related to such litigation or inquiry.

Article 15. Indemnity; Limitation of Liability

As an officer of the Company, the Vice President shall be entitled to indemnity and limitation of liability as provided pursuant to the Company’s Articles of Incorporation, bylaws and any other governing document, as the same shall be amended from time to time.

Article 16. Notice

Any notices, requests, demands, or other communications provided for by this Agreement shall be in writing, and given by delivery in person or by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing) or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service).  Notices to the Vice President shall be directed to the last address he has filed in writing with the Company.  Notices to the Company shall be directed to the Secretary of the Company, with a copy directed to the Chairman of the Board of the Company.

Article 17. Miscellaneous

17.1 Entire Agreement.  This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.  Without limiting the generality of the foregoing sentence, this Agreement completely supersedes any and all prior employment and severance agreements entered into by and between the Company, and the Vice President, and all amendments thereto, in their entirety.

17.2 Return of Materials.  Upon the termination of the Vice President’s employment with the Company, however such termination is effected, the Vice President shall promptly deliver to the Company all property (including Intellectual Property), records, materials, documents, and copies of documents concerning the Vice President’s business and/or its customers (hereinafter collectively “Company Materials”) which the Vice President has in his possession or under his control at the time of termination of his employment.  The Vice President further agrees not to take or extract any portion of Company Materials in written, computer, electronic or any other reproducible form without the prior written consent of the Board.

17.3 Modification.  This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

17.4 Severability.  It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under the applicable law.  If any clause or provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the Term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

17.5 Section 409A.  Notwithstanding any other provision of this Agreement, (i) to the extent applicable, payment of compensation under this Agreement will be administered in accordance with the requirements of Code Section 409A, including, without limitation, the postponement for six (6) months of any one or more payments of such compensation to the Vice President, and (ii) if either the Company or the Vice President determines that any provision of this Agreement may cause compensation payable to the Vice President to be classified as income under Code Section 409A(a) or (b) and thereby results in tax penalties to the Vice President, the Company or the Vice President, as the case may be, shall notify the other party and the parties will jointly determine if and to what extent the Agreement must be amended to comply with Code Section 409A.

17.6 Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17.7 Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

17.8 Restrictive Covenants of the Essence.  The restrictive covenants of the Vice President set forth herein are of the essence of this Agreement, and they shall be construed as independent of any other provision in this Agreement; the existence of any claim or cause of action of the Vice President against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained herein.  The Company shall at all times maintain the right to seek enforcement of these provisions whether or not the Company has previously refrained from seeking enforcement of any such provision as to the Vice President or any other individual who has signed an agreement with similar provisions.  Notwithstanding any provision contained within this Agreement, the obligations of the Vice President under Articles 8, 9, 10, 13 and 17 of this Agreement shall continue after the termination of this Agreement and the Vice President’s employment and shall be binding on the Vice President’s heirs, executors, legal representatives and assigns.

17.9 Beneficiaries.  The Vice President may designate one (1) or more persons or entities as the primary or contingent beneficiaries of any amounts to be received under this Agreement.  Such designation must be in the form of a signed writing acceptable to the Company’s chief legal officer.  The Vice President may make or change such designation at any time.

17.10 Full Settlement.  Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Vice President or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Vice

President.  In no event shall the Vice President be obligated to seek other employment in mitigation of the amounts payable to the Vice President under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Vice President as a result of employment by another employer; provided, that continued health, dental and vision benefit plan participation pursuant to Section 7.5(b)(ii) or Section 11.5(c) herein shall be reduced to the extent that the Vice President becomes eligible to such benefits from a subsequent employer.

17.11 Contractual Rights to Benefits.  This Agreement establishes and vests in the Vice President a contractual right to the benefits to which he is entitled hereunder.  However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets in trust or otherwise to provide for any payments to be made or required hereunder.

17.12 Resignations.  Upon the termination of the Vice President’s employment, however such termination is effected, he shall be deemed to have resigned as of the date of such termination all offices and directorships he may have held with the Company and all subsidiaries.

Article 18. Governing Law

To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to Virginia’s choice of law statutes or decisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Vice President and the Company have executed this Agreement as of the Effective Date.

CARMAX, INC.: By:/s/ Thomas J. Folliard Thomas J. Folliard President and Chief Executive Officer
VICE PRESIDENT: By: /s/ Thomas W. Reedy Thomas W. Reedy Vice President, Treasurer

EXHIBIT A

[Form of Release]

AGREEMENT AND GENERAL RELEASE

CarMax, Inc., its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as the “Company”) and _______________________ (“Vice President”), his heirs, executors, administrators, successors and assigns (together with Vice President, collectively referred to throughout this Agreement and General Release as “Employee”) agree:

1.           Last Day of Employment.  The Vice President’s last day of employment with the Company is ____________, 20__.  In addition, effective as of ____________, 20__, the Vice President resigns from the Vice President’s position as Vice President, _____ of the Company, and will not be eligible for any benefits or compensation after ____________, 20__, other than as specifically provided in Articles 7 or 11, as applicable, of the Severance Agreement between the Company and the Vice President dated as of __________ __, 200_ (“Severance Agreement”) and the Vice President’s continued right to indemnification and directors and officers liability insurance.  In addition, effective as of ____________, 20__, the Vice President resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company.  These resignations will become irrevocable as set forth in Section 3 below.

2.           Consideration.  The parties acknowledge that this Agreement and General Release is being executed in accordance with Article 7 or Article 11 of the Severance Agreement, as applicable, and that this Agreement and General Release is a condition to the receipt by Employee of all payments and benefits thereunder.

3.           Revocation.  The Vice President may revoke this Agreement and General Release for a period of seven (7) calendar days following the day the Vice President executes this Agreement and General Release.  Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of our Agreement and General Release.”  The revocation must be personally delivered to the Company’s _______________, or his/her designee, or mailed to the Company, _______________________________ and postmarked within seven (7) calendar days of execution of this Agreement and General Release.  This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Virginia, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.           General Release of Claims.  Employee knowingly and voluntarily releases and forever discharges the Company from any and all claims, rights, causes of action, demands, fees costs, expenses, including attorneys’ fees, and liabilities of any kind whatsoever, whether known or unknown, against the Company, that Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

●           The Age Discrimination in Employment Act of 1967, as amended;

●           The Older Workers Benefit Protection Act of 1990;

●           The National Labor Relations Act, as amended;

●           Title VII of the Civil Rights Act of 1964, as amended;

●           The Civil Rights Act of 1991;

●           Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

●           The Employee Retirement Income Security Act of 1974, as amended;

●           The Immigration Reform and Control Act, as amended;

●           The Americans with Disabilities Act of 1990, as amended;

●           The Worker Adjustment and Retraining Notification Act, as amended;

●           The Occupational Safety and Health Act, as amended;

●           The Family and Medical Leave Act of 1993;

●	All other federal, state or local civil or human rights laws, whistleblower laws, or any other local, state or federal law, regulations and ordinances;

●           All public policy, contract, tort, or common laws; and

●	All allegations for costs, fees, and other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s rights of indemnification and directors and officers liability insurance coverage to which the Vice President was entitled immediately prior to __________ __, 20__ with regard to the Vice President’s service as an officer and director of the Company (including, without limitation, under Article 15 of the Severance Agreement); (ii) Employee’s rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iii) Employee’s rights under Article 7 or Article 11 of the Severance Agreement, as the case may be; and (iv) Employee’s rights as a stockholder of the Company.

5.           No Claims Permitted.  Except with respect to the filing of a petition for a declaratory judgment as permitted in Article 13 of the Severance Agreement, Employee waives the Vice President’s right to file any charge or complaint against the Company arising out of the Vice President’s employment with or separation from the Company before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.  This Agreement and General Release, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, or any government agency concerning claims of discrimination, although Employee waives the Vice President’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6.           Affirmations.  Employee affirms the Vice President has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against the Company in any forum or form. Employee further affirms that the Vice President has been paid or has received all compensation, wages, bonuses, commissions, and/or benefits to which the Vice President may be entitled and no other compensation, wages, bonuses, commissions and benefits are due to the Vice President, except as provided in Article 7 or Article 11 of the Severance Agreement, as applicable.  The Employee also affirms the Vice President has no known workplace injuries.

7.           Cooperation; Return of Property.  Employee agrees to reasonably cooperate with the Company and its counsel in connection with any investigation, administrative proceeding, arbitration or litigation relating to any matter that occurred during the Vice President’s employment in which the Vice President was involved or of which the Vice President has knowledge.  The Company will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Company.  Employee represents that the Vice President has returned to the Company all property belonging to the Company, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards.

8.           Governing Law and Interpretation.  This Agreement and General Release shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, without reference to Virginia’s choice of law statutes or decisions.  In the event Employee or the Company breaches any provision of this Agreement and General Release, Employee and the Company acknowledge that either may institute an action to specifically enforce any term or terms of this Agreement and General Release pursuant to the dispute resolution provisions of Article 13 of the Severance Agreement.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.  Nothing herein, however, shall operate to void or nullify any enforceable general release language contained in this Agreement and General Release.

9.           No Admission of Wrongdoing.  Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General

Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

10.           Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.           Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Severance Agreement which are intended to survive termination of the Severance Agreement, including but not limited to those contained in Articles 8, 9 and 10, 13 and in Section 17.2 thereof, shall survive and continue in full force and effect.  Employee acknowledges the Vice President has not relied on any representations, promises, or agreements of any kind made to the Vice President in connection with the Vice President’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT VICE PRESIDENT HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE SEVERANCE AGREEMENT, TO WHICH EMPLOYEE WOULD NOT OTHERWISE BE ENTITLED, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE COMPANY, AS OF THE DATE OF EXECUTION OF THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

CARMAX, INC.: By: Name:_____________________________ Title:______________________________
VICE PRESIDENT/EMPLOYEE: Name: _____________________________